Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

March 22, 2004

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Declares a 33% Increase in Cash Dividend

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announces that its Board of Directors has declared a cash dividend of $0.04 per common share, a 33% increase from the cash dividend of $0.03 per common share paid on January 31, 2004. Such dividend is payable on April 30, 2004 to shareholders of record as of April 15, 2004.

“Unity’s financial performance warrants increasing the cash dividend payment to our shareholders,” said Unity President, James A. Hughes. “The Board has demonstrated its confidence in sustained profitability and we will continue to strive to provide our shareholders a reasonable return on their investment in Unity.”

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with $467 million in assets and $415 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.